UNITED STATES

SECURITIESANDEXCHANGECOMMISSION

Washington, D.C.20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	September 20, 2004

A. M. CASTLE & CO.
(Exact name of registrant as specified in its charter)

Maryland	1-5415	36-0879160
(State or other jurisdiction	(Commission File Number)	(IRS Employer Identification No.)

3400 N. Wolf Road, Franklin Park, Illinois	60131
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(847) 455-7111

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

(b) Edward F. Culliton has announced his planned retirement from A. M. Castle & Co. effective February 1, 2005. As part of the succession planning and orderly transition of responsibilities, Mr. Culliton, who has been an officer of Castle for the last 32 years and is currently its Vice President of Finance and CFO, will, effective October 1, 2004, become Vice President and Special Assistant to Castle’s Chief Executive Officer, Mr. G. Thomas McKane. As part of his new duties he will be available to his successor for assistance and guidance. Effective October 1, 2004, Mr. Culliton will also resign his position as a Director of A. M. Castle & Co

(c) Effective October 1, 2004 Mr. Lawrence A. Boik will become Vice President of Finance and CFO/Treasurer of A. M Castle & Co. Mr. Boik, age 45, joined Castle in September 2003 as Vice President/Controller and Treasurer of the company. Mr. Boik was previously Vice President of Finance-CFO of Meridian Rail Corp. (January 2002-September 2003). Prior to that he was Vice President-Controller at ABC-Naco, Inc. (July 2000 - December 2001), which he joined after leaving U S Can Co. where he was Assistant Corporate Controller having been with them for 11 years. In his position of Vice President of Finance and CFO/Treasurer Mr. Boik will have overall financial responsibility for the primary business Castle Metals as well as its subsidiaries, Total Plastics, Inc., Castle Metals de Mexico, Metal Express, LLC and Oliver Steel Plate. Co.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

A. M. CASTLE & CO.

s/ Jerry M. Aufox
Secretary

Date____________________________